PART II AND III

CAPWEST INCOME, LLC

2009 E. Windmill Lane

Las Vegas, NV 89123

(702) 240-0977

www.capwestincome.com

Maximum Offering: $40,000,000 of 5 year, 9.0% unsecured promissory notes

Dated January 22, 2019

This Post-Qualification Offering Circular Amendment No. 2 (this “PQA2”) amends the offering circular of Capwest Income, LLC, dated and qualified on December 28, 2017, and as may be amended and supplemented from time to time (the ”Offering Circular”) to reflect that the Company will offer and sell the Notes on a continuous basis through June 30, 2019, subject to an extension of up to an additional 120 days in the sole discretion of the Company, or the date on which the Maximum Offering is sold, whichever first occurs. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

The Offering Circular relates to the offer and sale by CapWest Income, LLC (“CapWest”, “our”, “we”, “us”, and/or “Company”), a Nevada limited liability company, of up to $40,000,000 in unsecured promissory notes, having a term of five years, bearing simple interest at a rate of 9.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (the “Notes”). The minimum investment amount for a single investor is a single Note in the principal amount of $10,000. The offering originally commenced December 28, 2017 and will be offered on a continuous basis through June 30, 2019, subject to an extension of up to an additional 120 days in the sole discretion of the Company, or the date on which the Maximum Offering is sold, whichever first occurs. As of the date of this PQA2, we have paid all expenses incurred in this offering. The Notes are being offered on a “best efforts” basis and there can be no assurance that all or any of the Notes offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. All funds received as a result of this offering will be immediately available to us for our general business purposes. Because there is no minimum dollar amount of Notes that must be sold in order for the offering to close, there is a risk that we may not receive sufficient proceeds from the offering to fully and effectively execute on our business plan as described herein. As of the date of this PQA2, we have sold a total of $12,222,000 in unsecured promissory notes, leaving a balance of $27,778,000 available in the Offering.

	Price to Public	Commissions Advisory, Service Fees and Expenses (1)	Proceeds to Issuer
Per Investor Minimum	$10,000	$140	$9,860
Total Maximum	$40,000,000	$560,000	$39,440,000

(1) We have entered into service agreements with JumpStart Securities, LLC (“JumpStart”), a member of FINRA, to provide subscription and administrative services for the offering.  JumpStart Securities will be paid service fees.  Please see “Plan of Distribution” for more information.

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This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA2, is part of an offering that was initially qualified December 28, 2017. We hereby incorporate by reference into this PQA2 all of the information contained in the following:

1.	Part II of the Offering Circular, including the Exhibits.
2.	Semi-annual Report on Form 1-SA filed with the Securities and Exchange Commission on April 3, 2018.
3.	Annual Report on Form 1-K as filed with the Securities and Exchange Commission on September 4, 2018, including the written Consent of Hall & Company.

Note that any statement that we make in this PQA2 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent Semi-annual Report, Annual Report, offering circular supplement or post-qualification amendment.

PART III -- EXHIBITS

Exhibits Index

Exhibit Number	Description
1.1	Advisory Agreement with Jumpstart Securities LLC
1.2	Broker-Dealer Agreement with JumpStart Securities LLC
2.1	Articles of Organization
2.2	Operating Agreement
2.3	Amended Operating Agreement
3.1	Form of Promissory Note
4.1	Form of Subscription Agreement
6.1	Technology Agreement with Fund America
8.1	Escrow Agreement
11.1	Consent of Hall & Company (incorporated by reference to consent filed December 22. 2017)
12.1	Consent of Bryan R. Clark P.C. (incorporated by reference to consent file December 22, 2017)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on January 22, 2019.

CAPWEST INCOME, LLC

By: /s/Gregory Herlean

Gregory Herlean

Manager

This offering has been signed by the following persons in the capacities and on the dates indicated.

By: /s/Steve Byrne

Steve Byrne

Manager

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